Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

IT Tech Packaging, Inc.

We hereby consent to the incorporation by reference our report dated March 23, 2020 in the Registration Statement on Form S-3 (No. 333-         ), relating to the audit of the balance sheets of IT Tech Packaging, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of income, comprehensive income, stockholders’ equity and cash flows for the years in the two-year period ended December 31, 2019, which appears in the Form 10-K filed by the Company with the U.S. Securities Exchange Commission on March 23, 2020.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

August 31, 2020